Exhibit 11


                    TEL-SAVE HOLDINGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                                 (In thousands)

                                                         For the Three Months
                                                           Ended March 31,
                                                      -------------------------
                                                          1996        1995(A)
                                                          ----        -------

Net income                                            $  3,377       $  2,555
                                                      ========       ========

PRIMARY

Weighted average common and common
     equivalent shares outstanding - Primary:

     Weighted average shares                           19,500         14,325
     Weighted average equivalent shares                 2,043          1,048
                                                      -------        -------
     Weighted average common and common
     equivalent shares - Primary                       21,543         15,373
                                                      -------        -------

Net income per share - Primary                        $   .16       $    .17
                                                      ========      ========


FULLY DILUTED

Weighted average common and common equivalent shares outstanding - Fully Diluted:

     Weighted average shares                           19,500         14,325
     Weighted average equivalent shares                 3,429          1,070
                                                      -------        -------
     Weighted average common and common
     equivalent shares - Fully Diluted                 22,929         15,395
                                                      -------        -------

Net income per share - Fully Diluted                  $   .15       $    .17
                                                      ========      ========


(A) Pro forma tax provisions have been calculated as if the Company's results of operations were taxable as a C corporation (the Company's current tax status) for the three months ended March 31, 1995. Prior to September 20, 1995, the Company was an S corporation with all earnings taxed directly to its shareholders.


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